Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN MIAMI INTERNATIONAL HOLDINGS, INC.
AND THOMAS P. GALLAGHER

THIS AMENDED AND RESTATED AGREEMENT is entered into, effective as of January 1, 2022, by and between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation with a principal place of business at 7 Roszel Road, Suite 1A, Princeton, NJ 08540 (hereafter “MIH” or the “Company”), and THOMAS P. GALLAGHER (hereafter “Executive” or “Employee”).

RECITALS:

WHEREAS, the Company and Executive originally entered into an Employment Agreement effective as of December 1, 2012 (the “2012 Agreement”);

WHEREAS, the Company and Executive have amended the 2012 Agreement from time to time since December 1, 2012 (as so amended to date, the “Amended 2012 Agreement”);

WHEREAS, the Company and Executive would like to consolidate the Amended 2012 Agreement into one consolidated, restated agreement which shall amend, restate and replace the Amended 2012 Employment Agreement in its entirety (as so amended and restated, the “2022 Agreement” or “Agreement”);

WHEREAS, the Company is engaged in the business of (i) developing, implementing, operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing technology for exchanges and financial institutions (including but not limited to banks, private equity firms and hedge funds), including technology platform kits for market, sale and/or license, (iii) providing consulting services with respect to any of the foregoing, and (iv) pursuing strategic and technology ventures within the exchange and financial services spaces (the “Business”);

WHEREAS, the Company has engaged and desires to continue to engage Executive to provide certain services related to the management and operation of the Business; and

WHEREAS, Executive has rendered and desires to continue to render such services pursuant to the terms of this 2022 Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby continue to agree as follows:

1.	Employment.

(a)          The Company hereby continues to engage Executive as Chairman and Chief Executive Officer of the Company. During the term of this Agreement, Executive will continue to be responsible to report to the Company’s Board of Directors (the “Board”). Executive shall also continue to serve as Chairman and Chief Executive Officer of Miami International Securities Exchange, LLC (“MIAX”), MIAX PEARL, LLC (“MIAX Pearl”) and MIAX Emerald, LLC (“MIAX Emerald”) (MIAX, MIAX Pearl and MIAX Emerald are hereinafter collectively referred to as the “Exchange”), Miami International Technologies, LLC (“MIAX Technologies”), M 402 Holdings, LLC, MIAX Global, LLC and MIAX Products, LLC. In addition, Executive shall also continue to serve as Chairman of MIAX Futures, LLC (“MIAX Futures”), the Minneapolis Grain Exchange, LLC (“MGEX”) and The Bermuda Stock Exchange (“BSX”). Executive will continue to be responsible to report to the respective Board of Directors of each such company as applicable. Executive shall also continue to serve as Chairman of the Board of each of the foregoing companies.

(b)           Executive hereby accepts such appointments subject to the provisions and conditions of this Agreement.

2. Term of Agreement.

(a)            This Initial Term commenced as of December 1, 2012 (the “Effective Date”) and shall continue in effect for a period expiring on December 31, 2024, if not sooner terminated pursuant to Section 6 below (the “Initial Term”). The parties may further agree by written amendment to continue this Agreement after the expiration of the Initial Term on a year to year basis for one (1) or more additional renewal terms (each a “Renewal Term”). For avoidance of doubt, references in this Agreement to the “Term” shall mean only the Initial Term or the Renewal Term, in each case as is then in effect.

(b)            Notwithstanding the above, if during the Term the Company enters into a Corporate Transaction or obtains Qualified Public Company Status (as such terms are defined below), upon the request of the Company (or its successor company), Executive shall continue in Executive’s then current roles for one (1) additional year from and after the date of the first to occur of the above-referenced corporate events, notwithstanding any earlier scheduled expiration of this Agreement (i.e., a Renewal Term). During any such Renewal Term, the terms and conditions of this Agreement shall continue to apply including as to Base Salary.

(i)            For the purposes of this Agreement, a “Corporate Transaction” shall have the meaning ascribed to such term under the Company's 2021 Stock Option and Incentive Plan for Employees and Consultants (the “2021 Plan”).

(ii)            For the purposes of this Agreement, “Qualified Public Company Status” shall mean the Common Stock of the Company is registered on one or more national securities exchanges in the U.S.

3.	Executive's Duties.

(a)          Executive agrees to devote his full-time and attention to the affairs of the Company. In the positions described in Section 1(a), Executive shall perform such duties as are assigned by the Board which are appropriate and consistent with such positions (the “Duties”). Executive’s principal work location will be in the Princeton, New Jersey area unless otherwise agreed by Executive and the Company. Executive may be required to travel to New York, Miami, Minneapolis, Philadelphia, Chicago, Washington DC, Bermuda, Europe, South America and the Middle East in addition to other locations as specified from time to time by the Board.

(b)            If requested by the Company, the Executive will cooperate with the Company in efforts by the Company to obtain key man life insurance with respect to Executive and will submit to all reasonable and customary examinations by the provider of such life insurance.

(c)            Executive shall be entitled to maintain any existing for-profit board positions as well as his association with not-for-profit organizations provided such activities do not conflict with his duties as set forth in this Agreement.

4.	Company's Duties.

(a)  The Company shall:

(i)	Compensate Executive as set forth in Section 5 below.

(ii)         Furnish the Executive with a suitable office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill his Duties as set forth in this Agreement.

(iii)         Furnish Executive with such data, materials, documents and other information as are reasonable and necessary to fulfill his responsibilities and Duties as set forth in this Agreement.

(iv)        Reimburse Executive for all reasonable out of pocket business expenses he incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, those for travel, lodging, food, telephone, facsimile and other electronic voice or data transmissions. The Company shall furnish Executive with a credit card for gas, meals and entertainment relating to Company business expenses. Executive shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executives and the Company shall pay such reimbursement within thirty (30) days of such submissions.

(b)            The Company, upon approval of the Board, may pay additional compensation to Executive beyond that amount set forth in Section 5 below. The Board may approve such additional compensation if it views such additional compensation to be in the best interest of, and fair to the Company. Such additional compensation may be in the form of, without limitation, stock options, warrants, or performance bonuses.

(c)            During the Term of this Agreement, the Company shall provide, at its expense, Directors and Officers liability insurance coverage relating to Executive’s acts and/or omissions as an officer and/or employee of the Company and any of its affiliates including, but not limited to, the affiliates noted in Section 1(a) above. The limits of coverage and terms of the Directors and Officers liability insurance are to be mutually agreeable to Executive and the Company.

(d)            The Company shall fully indemnify and hold harmless Executive from any and all types of claims related to Executive’s acts or omissions during the Term of this Agreement (subject to limitations under applicable laws) including, but not limited to, tort, contract or any other type of claim whether seeking legal or equitable remedies. The foregoing indemnification obligation includes, but is not limited to, (i)  the payment of Executive’s attorney’s fees and expenses of counsel (counsel to be selected by Executive and such fees and expenses to be paid by the Company as submitted), (ii)  the payment of the litigation costs, expert witness fees and all other fees and expenses associated with any and all claims described herein, (iii) the payment of any and all settlements, judgments, penalties, costs, fees and/or expenses resulting from any and all claims described herein. The Executive agrees to provide notice of any claims subject to this indemnification obligation and to consult with the Company regarding the prosecution or defense of such claims.

5.	Compensation.

(a)          (i)      Base Salary. The Company shall pay Executive a base annual salary of $2,500,000 (“Base Salary”) during the remaining Term of this Agreement in installments in accordance with the Company’s standard payroll practices for salaried employees (but no less frequently than twice a month).

(ii)    Annual Cash Bonus. During each calendar year of the Term, commencing in 2022 with respect to 2021 performance, Executive shall be eligible to receive a discretionary bonus (the “Discretionary Bonus”) in the sole discretion of the Company. The payment and amount of any Discretionary Bonus shall be determined in the sole discretion of, and by, the Compensation Committee of the Company (“Compensation Committee”) and may be based upon the achievement by the Company and/or Executive of certain performance criteria to be determined by the Compensation Committee and communicated to Executive in the first quarter of each applicable year of the Term. For any year during the Term that is not a full year and with respect to which Executive has been granted and earned a Discretionary Bonus, Executive shall receive a pro-rated bonus, based upon the length of service and/or satisfaction of performance criteria as applicable in such year. For any year during which a Discretionary Bonus has been granted to Executive and earned, such bonus shall be paid to Executive within two and one-half months after the close of the applicable calendar year.

(iii)    Adoption of STI and LTI Compensation Plans. In addition to the base salary established for the Executive and variable performance based bonus and other contractually agreed upon compensation that the Executive may be granted, the Company’s Compensation Committee will adopt short term incentive (STI) and long term incentive (LTI) compensation plans which shall reward the Executive and other senior management of the Company for both organizational wide objectives (typically financial, operational or strategic in nature) and individual contributions.

(b)      In addition to such other compensation as shall be payable in accordance with the Agreement, the Executive shall participate, along with other senior executives of the Company, in an annual Executive Cash Bonus Pool which shall be based upon the earnings of the Company and its subsidiaries before interest, taxes, depreciation or amortization (“EBITDA”) and payable annually on each March 15th for the remainder of the Term. The Company and the Executive agree that the definition of EBITDA may not be consistent with GAAP. The Executive Cash Bonus Pool shall be administered pursuant to a plan approved by the Compensation Committee and the cumulative amount of the Executive Cash Bonus Pool to be shared by designated senior executive participants: (i) shall be subject to the exclusion of a minimum EBITDA amount to be determined in the sole discretion of the Board; and (ii) shall not be less than five percent (5.0%) of the total combined EBITDA of the Company and its subsidiaries derived from all sources, over the excluded minimum EBITDA amount described above. For any year during the Term that is not a full year and with respect to which the Executive has been granted a bonus pursuant to this Section 5(b), Executive shall receive a pro-rated bonus, based upon the length of service in such year. The bonus described in this Section 5(b) is hereinafter referred to as the “EBITDA Bonus”. The amount of the EBITDA Bonus awarded to Executive and other designated senior executives shall be based upon the recommendations of the Compensation Committee of the Company.

(c)      Executive shall be eligible to participate in coverage under the Company's insurance and disability plans or programs, pension plans and other executive benefit plan or programs, if any, at least equal to the coverage generally provided to other full-time executives of the Company at the same level as Executive. Executive shall receive a monthly car allowance in the amount of $1,500 and the Company will provide Executive with a credit card for all fuel, insurance premiums and repair related expenses. During the Term of this Agreement, the Company will provide, at its expense, disability insurance for the benefit of Executive in an amount not less than 60% of Executive’s Base Salary.

(d)       During the Term of this Agreement the Company, will provide at its expense, a new life insurance policy for the Executive in an amount of $3,000,000, provided such life insurance is available at commercially reasonable rates. Executive agrees to submit to all reasonable and customary examinations by the provider of such life insurance.

(e)      Executive shall be entitled to twenty-five (25) days of vacation per year in addition to personal days and sick leave in accordance with the policies of the Company from time to time in effect for executives of comparable expertise and authority.

(f)     (i)     Stock Options. As additional compensation for services rendered, the Compensation Committee or the Board of Directors of the Company, in their sole discretion, may grant additional options to purchase shares of the Company’s Common Stock in accordance with the terms of the Company’s stock option/restricted share plans then in effect.

 (ii)     Restricted Shares-RSU’s. As additional compensation for services rendered, the Compensation Committee or the Board of Directors of the Company, in their sole discretion, may grant additional restricted shares for the issuance of the Company’s Common Stock to the Executive all in accordance with the terms of the Company’s restricted share plans then in effect.

(g)     In the event that the Company proposes or is required to register any of its shares or other equity securities for public sale for cash under the Securities Act (other than on Forms S-4 or S-8 or similar registration forms), Executive shall have piggyback registration rights with respect to the inclusion in such registration statement of shares of Common Stock of the Company held by Executive on terms at least as favorable as any other holder of Common Stock other than strategic investors of the Company.

(h)     Executive shall be entitled to participate in any technology bonus plan (“Technology Bonus Plan”) established by the Compensation Committee during the Term, which Technology Bonus Plan shall be funded with a percentage of the profits before interest, taxes, depreciation and amortization (“EBITDA”) received from the license and/or sale of technology products and services by MIAX Technologies during such period. Executive’s individual participation in the Technology Bonus Pool shall be at a rate equal to 3% (three percent) of EBITDA.

(i)      Executive shall be eligible to receive a one-time special bonus in the amount of $1,000,000 in connection with the Company obtaining Qualified Public Company Status, payable within forty-five (45) days of the effective date of same.

(j)     Executive shall be entitled to participate in any Company transaction bonus plan (“Transaction Bonus Plan”) established by the Compensation Committee during the Term, which Transaction Bonus Plan shall be designed to retain and reward senior executives of the Company in connection with certain Change-In-Control (“CIC”) Transactions (other than an initial public offering) at a rate to be determined in the discretion of the Compensation Committee.

6.	Termination.

(a)  For Cause. The Company shall have the right, at any time effective upon notice to Executive, to terminate this Agreement and Executive’s employment hereunder for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (i) a wilful failure by Executive to follow any lawful and reasonable written directive, policy or instruction of the Chief Executive Officer or the Board of Directors of the Company; (ii) a material breach by Executive of the terms of this Agreement; (iii) wilful malfeasance or gross negligence in the performance by Executive of his duties; (iv) dishonesty by Executive with respect to the Company that has a material injurious effect on the Company; (v) Executive's conviction, or plea of guilty or no contest to, any crime involving deception, fraud or moral turpitude that has a material injurious effect on the Company; or (vi) the Company does not receive all of the necessary SEC licenses and approvals required to operate an options exchange on or before March 31, 2013. In any circumstances involving Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and/or 6(a)(iv) of this Agreement, the Company must provide Executive with forty-five (45) calendar days advance written notice of his conduct which the Company contends constitutes Cause and allow Executive the opportunity to cure such conduct before the Company can terminate Executive for Cause. Furthermore, the Company may treat a termination of Executive's employment as termination for Cause only after giving Executive the notice and opportunity to cure noted above and after providing Executive and his counsel an opportunity to be heard at a meeting of any committee designated by the Company’s Board of Directors. For purposes of this definition of Cause, no act or omission shall be considered to have been “wilful” unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company. Any act or failure to act based on authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of the Company. Cause shall not include wilful failure due to incapacity resulting from physical or mental illness or any actual or anticipated failure after notice of termination for “Good Reason” (as defined below) has been given to the Company.

(b)     Good Reason. Executive shall have the right, at any time upon notice to the Company, to terminate this Agreement and Executive’s employment hereunder for “Good Reason” (as hereinafter defined) in the event the Executive provides notice to the Company of the Good Reason condition within ninety (90) calendar days after the condition arises and the Company fails to cure such condition within thirty (30) calendar days of the receipt of notice. For purposes of this Agreement, “Good Reason” means (in the absence of written consent by the Executive) (i) material diminution by the Company of Executive’s authority, duties and responsibilities, which change would cause Executive’s position to become one of less responsibility, importance and scope, (ii) material reduction by the Company of the Base Salary, as it may be increased from time to time, (iii) a materially adverse change in the geographic location at which the Executive must perform services as described in Section 3(a) above; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of the Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A, any successor statute, regulation and guidance thereto.

(c)     Death and Disability. This Agreement and the Executive’s employment will terminate upon his death. This Agreement and the Executive’s employment may be terminated by the Company upon forty-five (45) calendar days written notice from the Company following the determination, as set forth immediately below, that the Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means either (i) the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii)  Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Executive shall be deemed to have a Permanent Disability if he is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive (if he is then able to exercise sound judgment) or Executive's designee. During any period that the Executive fails to perform his duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to this Section 6(c) and any accrued but unpaid Discretionary Bonus or Options License Bonus; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary. Any payments of Base Salary during the Disability Period shall be made in accordance with the Company’s standard payroll practices for salaried employees.

7.      Effects of Termination.

(a)            In the event that Executive’s employment is terminated pursuant to Section 6(a) hereof or by the Executive without Good Reason, (i) Executive’s employment hereunder shall immediately cease, (ii) the Company shall pay to the Executive within 30 calendar days after the date of termination, his accrued and unpaid Base Salary, his accrued and unpaid Discretionary Bonus, accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures, (iii) Executive shall receive any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. Once the amounts referred to in clauses (ii) and (iii) are paid, however, the Company shall have no further obligation to Executive.

(b)            If Executive shall die during the Term, Executive’s employment hereunder shall immediately cease, and the Company shall pay to Executive’s estate or designated beneficiary within 30 calendar days after the date of termination, his accrued and unpaid Base Salary, his accrued and unpaid Discretionary Bonus, accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive’s estate or designated beneficiary will be entitled to any rights and benefits (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive him, payments and benefits described above will be paid to the Executive’s estate. In the event that the Company elects to terminate the Executive’s employment pursuant to Section 6(c) as a result of a Permanent Disability, the Company shall pay to Executive within 30 calendar days after the date of termination, his accrued and unpaid Base Salary, his accrued and unpaid Discretionary Bonus, accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive will be entitled to any rights and benefits (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

(c)            In the event that Executive’s employment hereunder is terminated by the Executive for Good Reason, or by the Company without Cause other than pursuant to Section 6(a) or 6(c), then: (i) the Company shall continue to pay to Executive, the Base Salary specified in Section 5(a) in separate, substantially equal monthly installments until the earlier to occur of (A) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred, or (B) the date upon which the monthly installment is payable to Executive in February of the year immediately following the calendar year during which Executive’s employment terminated, (ii) Executive shall be paid on March 1 of the year following the calendar year during which Executive’s employment was terminated, an amount equal to the Base Salary that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred less the total payments to Executive pursuant to Section 7(c)(i) above together with any accrued but unpaid cash bonuses including those set forth in Section 5 of the Agreement and any Discretionary Bonus, (iii) the Company shall provide Executive with continued health care coverage with such cost of coverage to be provided, directly, or indirectly, on at least a monthly basis for the lesser of (A) 12 months beginning with the termination date or (B) the balance of the Term, (iv) Executive shall receive any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, and (v) Executive shall be paid within thirty (30) calendar days after the date of termination, his accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. Anything herein to the contrary notwithstanding, the payments to Executive set forth in Sections 7(c)(i) and 7(c)(ii) shall be made in accordance with the short-term deferral exception under Treasury Regulations section 1.409A-1(b)(4). Anything herein to the contrary notwithstanding, non-renewal of this Agreement after the expiration of the Term shall not be considered a termination of this Agreement by the Company or by Executive for Good Reason.

(e)            Executive’s obligations pursuant to Sections 8, 9 and 11 hereof shall survive any termination of this Agreement for any reason whatsoever.

(f)            In the event that Executive’s employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(b) hereof, or by the Company without Cause other than pursuant to Section 6(a) or 6(c) hereof, within the six (6) months preceding or twenty-four (24) months following a Corporate Transaction (as defined in the 2013 Stock Option and Incentive Plan for Employees and Consultants (the “2013 Plan”) of the Company, then the Company shall pay to Executive in a lump sum payment within thirty (30) calendar days after the date of such termination, an amount equal to Executive’s (i) Base Salary and (ii) Bonus that would have been payable over the remaining balance of the Term had the termination of Executive’s employment hereunder not occurred, or if longer that would have been payable over a period of twenty-four (24) months from the termination date, plus any accrued but unpaid cash bonuses including those set forth in Section 5 of the Agreement, accrued and unused vacation time and any outstanding business expense reimbursement through the date of termination.

8.      Confidentiality, Intellectual Property Rights Assignment and Non-Competition.

(a)  As a condition to Executive’s continued employment hereunder Executive shall execute and deliver to the Company, the Company’s Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. The parties acknowledge and agree that such Confidentiality Agreement constitutes an integral part of this Agreement and is incorporated herein in its entirety by reference. Executive’s obligations pursuant to the Confidentiality Agreement shall survive any termination of this Agreement for any reason whatsoever.

(b)  Notwithstanding anything set forth in this Agreement or other agreement between the Company and Executive, Executive understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)            an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(y)            an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.

9.        [Reserved]

10.      Warranty Against Prior Existing Restriction. Executive is not a party to any agreement containing a non-competition clause or other restriction with respect to the services which he is required to perform hereunder.

11.      [Reserved]

12.     Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be separable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

13.     Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements. There are no other agreements, representations, or warranties not set forth herein. This Agreement supersedes and replaces the Amended 2012 Agreement for all periods commencing January 1, 2022. It is acknowledged and agreed by the parties that except as otherwise provided herein all obligations under the Amended 2012 Agreement have been satisfied or waived.

14.     Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested postage prepaid, addressed to the Company or Executive at their last known addresses. Addresses are as follows:

If to the Company:	Miami International Holdings,Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540
Attention: Executive Vice President and General Counsel

With Copy to:	Gallagher, Briody& Butler
116 Village Blvd., Suite 310
Princeton, NJ 08540
Attention: Jonathan Grischuk,Esq.

If to Executive:	to latest mailing address for Thomas P. Gallagher on record with Company

15.      Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

16.      Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

17.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

18.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.      Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

20.      Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by Executive of his obligations hereunder, the Company shall be entitled to enforce Executive's obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breaking of this Agreement if there is reasonable ground to believe that such a breach is threatened. Executive further agrees to allow the Company to enjoin future use or disclosure of its Confidential Information if it has reasonable grounds to believe such action is necessary to protect such Confidential Information.

21.      Attorney's Fees. In the event of any alleged dispute, breach or default under the terms of this Agreement by either party, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in such litigation, and such right shall be in addition to any and all other remedies or damages to which the prevailing party may be entitled.

22.      Prohibition Against Assignment. Executive agrees, for himself and on behalf of his successors, heirs, executors, administrators, and any person or persons claiming under him by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder.

23.      Section 409A.

(a)            All payments hereunder shall be subject to withholding and to such other deductions as shall at the time of such payment be required pursuant to any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to the executors or administrators to the Employee's estate, the delivery to the Company of all necessary tax waivers and other documents.

(b)            The payments and benefits provided for in Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement are intended to constitute a short-term deferral pursuant to Treas. Reg. § 1.409A-1(b)(4) and thus not “nonqualified deferred compensation” subject to Section 409A. If the payments and benefits provided for in Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement are deemed to provide for the payment of non-qualified deferred compensation benefits in connection with a separation of service under Section 409A(2)(a)(i) of the Code, the following interpretations apply to Sections 7(a)(ii), 7(b)(i) and 7(c)(ii): (i) Any termination of the Employee’s employment triggering payment of benefits under Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Company at the time the Employee’s employment terminates, any benefits payable under Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 23 shall not cause any forfeiture of benefits on the Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) If the Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Employee’s death, the Company shall pay the Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid to the Employee prior to that date under Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement; (iii) It is intended that each installment of the payments and benefits provided under 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code; (iv) Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code); and (v) to the extent that the period between the Termination Date and the date upon which payment is required to be made or commence begins in one calendar year and ends in a second calendar year, payment will be made or commence in the second calendar year. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive.

24.     Excise Tax.

(a)            Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 24) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Reimbursement Payment”) in an amount such that after payment by Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Reimbursement Payment, Executive retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Reimbursement Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing, in no event shall the amount of the Reimbursement Payment exceed the amount of the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination.

(b)            Subject to the provisions of paragraph (a), all determinations required to be made under this Section 24, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below), and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date of the determination (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Board shall determine that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns, the Board shall appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

(c)            The Reimbursement Payment under this Section 24 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

(d)            As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(e)            In the event that the Company makes a Reimbursement Payment to Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined pursuant to Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay to the Company any excise tax which is refunded to Executive; provided, that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return. If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Executive’s taxable income, then in addition to returning the refund to the Company, Executive will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Lance Emmons
LANCE EMMONS
Chief Financial Officer

EXECUTIVE

/s/ Thomas P. Gallagher
THOMAS P. GALLAGHER

EXHIBIT A

Confidentiality,

Intellectual Property Rights Assignment and Non-Competition Agreement

This agreement (the “Agreement”) is effective as of _________, and is made between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation, with an office at 7 Roszel Road, Suite 1A, Princeton, New Jersey 08540 (including its subsidiaries, the “Company”), and ________________ (the “Employee”), an individual residing at _______________. In this Agreement, the term “Company” shall include any entity which owns, is owned by, controls directly or indirectly, or is under common control with, Company.

WHEREAS, Company is in the business of (i) developing, implementing, operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing technology for exchanges and financial institutions (including but not limited to investment banks, private equity firms and hedge funds), including technology platform kits for market, sale and/or license, (iii) providing consulting services with respect to any of the foregoing, and (iv) pursuing strategic and technology ventures within the exchange and financial services space (the “Business”).

WHEREAS, Company relies in conducting its business on valuable, confidential or proprietary processes, methods and materials, which it regards as Confidential Information (see definition below), relating to its technology, business, operations, customers, members, investors, products and services. Company spends considerable resources acquiring and developing these proprietary processes, methods and materials (and all other Confidential Information). Company also receives Confidential Information from third parties and also relies on work product created on its behalf by employees and consultants. Company protects its intellectual property rights in such work product.

WHEREAS, to further Company’s and Employee’s interests, Employee will have access to certain Confidential Information and to Company resources that may be used in the creation of Confidential Information. Employee may also create work product that will be incorporated into Company’s products and/or services. Company is willing to establish and continue an employment relationship with Employee, including the provision of resources necessary to further the parties’ interests, only if Employee protects such Confidential Information, assigns rights to work product (including inventions, all as set forth below), and agrees to the reasonable non-competition covenants set forth below.

NOW, THEREFORE, in consideration of the covenants contained in this Agreement, and payments made or to be made by Company to Employee, the parties agree as follows:

1.            Confidential Information

(a)            “Confidential Information” shall mean any currently existing or hereinafter developed or acquired information, data, know-how, or technology that is not generally known to the public and which is part of or used or potentially useful or being developed for the Business or potential lines of business of Company. It shall also include all information, data, know-how, or technology (1) the unauthorized disclosure of which could harm Company’s or its clients’ or business associates’ interests; (2) developed or discovered by Employee (solely or jointly with others, whether or not such others are Company employees or consultants) in the course of Employee’s work for Company; and (3) received from third parties that Company is obligated to treat as confidential or proprietary. For example, Confidential Information includes the following non-exhaustive list: ideas, discoveries, inventions, innovations, processes, methodologies, concepts, formulas, algorithms and devices (whether patentable or not); trade secrets and know-how; patents, non-public trademarks, non-public copyrights and any non-public application for registration thereof; marketing, advertising and pricing methods, plans and strategies; accounting and business methods, plans and strategies; technical plans, specifications, designs and prototypes; information systems; data, databases (regardless of the ownership of the software on which such data is maintained), applications, source and object code (whether or not executable on any internal or external media), and other computer software, including system software, application software and firmware, developed by or for Company; program listings for computer software; specifications and system documentation for computer software, including functional, design, architecture and implementation specifications and documentation; audio and/or visual displays and sequences generated by computer software; user manuals; operating instructions; other technical or business information, drawings, diagrams and documentation; creative works (regardless of their stage of development) and works of authorship (whether published or unpublished); consumer preference information; existing and prospective investor, member, customer, listed company, vendor, employee and consultant lists and information; and non-public financial information. Confidential Information may be communicated by any means, including orally, visually, in writing, and by electronic transmission or other means and may be in any form or stored on any media.

(b)            Confidential Information shall not include information that Employee can demonstrate: (1) entered the public domain other than as a result of a breach of any obligation owed to Company; (2) was known to Employee without restriction before employment with Company; or (3) was developed by Employee without use of Company Confidential Information or other Company resources and is clearly outside the scope of Company’s Business.

(c)       Employee acknowledges that all of such Confidential Information constitutes specialized knowledge not generally known in Company’s industry and is a valuable asset belonging to Company and that it is essential to Company to protect the confidentiality of such Confidential Information.

(d)            Employee further acknowledges that all intellectual property and other proprietary rights, including patent rights, trademark rights, copyrights, trade secrets, database, and moral rights, throughout the world (collectively, “Proprietary Rights”), in and to any Confidential Information of Company, as well as in and to Company information or other property that is not confidential (together with Confidential Information, “Company Property”), shall vest in Company.

2.            Restrictions on Disclosure and Use

(a)            During the term of Employee’s employment with Company and for all time thereafter, Employee shall protect the confidentiality of Confidential Information and shall not, directly or indirectly, disclose or provide Confidential Information to any person or entity or use Company Property except in the ordinary course of and for the benefit of Company’s business, as authorized by Company or as otherwise permitted by this Agreement.

(b)          During the term of employment by Company, Employee will not (1) improperly use or disclose any confidential information, trade secrets or other proprietary information belonging to any former employer, client, or other person or entity or (2) bring onto Company premises or otherwise provide to Company any documents or other proprietary materials belonging to any former employer, client, or other person or entity unless consented to in writing by that former employer, client or other person or entity.

(c)           Employee represents and warrants that Employee’s entry into and performance of all of the terms of this Agreement and of Employee’s responsibilities as an employee of Company do not and will not breach any confidentiality, non-competition or other agreement or obligation, whether written or oral, that Employee has with respect to any third party.

(d)            Employee acknowledges and agrees that Employee’s obligations set forth in this Section 2 shall remain in full force and effect after termination of employment with Company for any reason whatsoever.

(e)           The confidentiality provisions of this Agreement are intended to supplement and not supersede applicable provisions of the New Jersey Trade Secrets Act and the United States Defend Trade Secrets Act of 2016, which prohibit the misappropriation of trade secrets and provide statutory remedies for protection of trade secrets to employers, to the fullest extent applicable.

(f)         Notwithstanding anything set forth in this Agreement or other agreement between the Company and Employee, Employee understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)            an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(y)            an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.

3.            Company’s Rights and Remedies

(a)            Employee shall notify Company immediately of any unauthorized disclosure or use of Confidential Information or Company Property and will cooperate with Company in all efforts to remedy the resulting harm. Employee shall notify Company in writing in the event that Employee is required by judicial process to disclose any Confidential Information prior to such disclosure, and allow the Company a reasonable opportunity to defend and protect against such disclosure.

(b)            Employee shall return to Company tangible and intangible items containing or disclosing any Company Property on termination of employment with Company for any reason or at Company’s request. Employee agrees that any property situated on Company’s premises and owned by Company, including electronic and physical storage media and all work areas, may be inspected by Company personnel at any time without notice.

(c)          Employee acknowledges that irreparable injury and damage to Company may result from unauthorized use or disclosure of Company Property, and that monetary damages may not be a sufficient remedy in any such case. Accordingly, in addition to any other rights and remedies that may be available to Company, Employee agrees that for any breach or threatened breach by Employee of this Agreement, Company shall be entitled to injunctive or other equitable relief without posting bond or other security.

(d)           Employee agrees to indemnify and hold Company harmless from all damages, losses, and expenses, including reasonable attorneys’ fees, arising from any breach of Employee’s covenants under this Agreement.

(e)            In addition to Company’s other remedies, if Employee materially breaches this Agreement, Company shall have the right to cancel any other agreements between the parties.

4.            Work Product/Invention Disclosure and Assignment

(a)         During the term of employment with Company, Employee shall promptly disclose all work product, inventions, technology, discoveries, improvements, formulae, processes, techniques, know-how and data, whether or not patentable, and other matters that give rise to intellectual property rights, that are made, conceived, reduced to practice, produced, created, written, developed, or learned by Employee, either alone or jointly with others (whether or not such others are Company employees or consultants) which are useful in and relate to the Business of Company, or result from tasks assigned to Employee by Company, or result from use of resources owned, leased or contracted for by Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions"). All Inventions shall be the sole property of Company and Company shall be the sole owner of all Proprietary Rights therein. Employee shall assign and does hereby assign to Company all rights Employee may have or acquire in all Inventions and Proprietary Rights therein. This assignment includes so-called moral rights. If not assignable under applicable law, Employee waives all moral rights to the extent permitted by law.

(b)            Employee acknowledges that all works subject to United States copyright law created by Employee (solely or jointly with others whether or not such others are Company employees or consultants) within the scope of employment with Company are or will be considered “works made for hire”, as that term is defined in the United States Copyright Act. Accordingly, the Company shall be the sole and exclusive author and owner of all such copyrightable works and all right, title and interest therein and thereto, including, without limitation, all copyrights and all renewals and extensions thereof. To the extent that any of such works, or any part thereof, are determined not to be a work made for hire under the Copyright Act, Employee hereby irrevocably, unconditionally, permanently, exclusively and absolutely assigns and grants to the Company all right, title and interest in and to such works, including, without limitation, the right to prepare derivative works and all copyrights in all of the foregoing and all renewals and extensions thereof.

(c)            For the avoidance of doubt, this Agreement does not obligate Employee to assign or offer to assign to Company any of Employee’s Proprietary Rights in any invention or creative work developed entirely on Employee’s own time, and for which no Company resources or Company Property were used, unless (i) the invention relates directly to Company’s Business or actual or demonstrably anticipated research, development, or other business expansion or future Company plans, or (ii) the invention or creative work results directly or indirectly from any work performed by Employee for or on behalf of Company.

(d)            Proprietary Rights in work product and inventions conceived, developed, or reduced to practice by Employee before employment with Company began are excluded from the scope of this Agreement. Employee agrees to maintain documentation sufficient to establish the prior existence and scope of such work product or inventions.

5.            Assistance to Company

(a)            During the term of employment with Company, Employee will promptly disclose to Company, and will hold in trust for the benefit of Company, any and all Company Property, including Confidential Information, Inventions and work product, and Proprietary Rights therein of which Employee becomes aware.

(b)            Employee agrees to assist Company to obtain and enforce Company’s Proprietary Rights, including by preparing and signing such documents and performing such other acts (including appearing as a witness) as Company may reasonably request. These obligations shall continue after termination of Employee’s employment with Company for any reason, but after termination, Company shall compensate Employee at a reasonable rate for time actually spent by Employee at Company’s request. If Company is unable, after reasonable effort, to secure Employee’s signature on any document necessary or appropriate in connection with the actions specified in this Section 5, Employee hereby irrevocably designates and appoints Company as Employee’s attorney in fact to execute, verify, and file any such documents and to do all other lawful acts necessary to further the purposes of this Agreement, all as if done by Employee.

6.            Non-Competition and Non-Solicitation

(a)            Employee agrees that while employed by Company, and for a period of twelve (12) months following termination of employment with Company for any reason, Employee will not without Company’s prior written consent:

(1)  directly or indirectly, engage in activities nor render services (similar or reasonably related to those which Employee shall have rendered to the Company) to or for, any person, entity, firm, business organization which directly or indirectly competes with the Business of Company, whether now existing or hereafter established, nor shall Employee entice, induce or encourage any of Company’s employees to engage in any activity or provide any service which, were it done by Employee, would violate this provision.

(2)  directly or indirectly, solicit Company’s employees or independent contractors to leave their employ with Company, nor shall Employee recruit or offer or cause to be recruited or offered employment or an independent contract to any person who was employed by or under contract with regard to the Business of Company at any time during the eighteen (18) months prior to the termination of Employee’s employment with Company.

(b)           Employee acknowledges that this Section 6 is not designed to prevent Employee from earning a living or advancing Employee’s career. The provisions of this Section 6 are designed to prevent unfair competition against Company, including by use of Confidential Information. Accordingly, Employee agrees that these restrictions are reasonable and necessary for the protection of Company.

(c)            Notwithstanding the foregoing provisions of this Section 6, in the event that Employee has entered into, or in the future enters into, a separate agreement with Company with respect to non-competition and/or non-solicitation with or against Company which is inconsistent with the non-competition and/or non-solicitation terms contained in this Section 6, then the non-competition and/or non-solicitation terms of such separate agreement between Employee and Company shall control.

7.	Mediation; Arbitration; Waiver of Jury Trial and Jurisdiction.

(a)            Except as otherwise provided herein to the contrary, the parties agree that Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Agreement or the transactions contemplated hereby (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey. The parties further agree that any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear an equal share of the mediation costs unless the parties agree otherwise.

(b)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a binding, confidential arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. The parties agree that any arbitration shall take place in Mercer County, New Jersey. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by applicable law, pay all costs and expenses incurred by both of the parties in connection with such proceedings.

(c)            Employee fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, performance, breach and/or termination of the Agreement.

(d)            The Company and Employee expressly waive, to the fullest extent permitted by law, any right or expectation that any party may have to a jury trial of any Dispute, including any Dispute referred to mandatory mediation and/or arbitration as provided for above in this Section 7.

(e)            If Company or Employee files an action to enforce any rights or to resolve any matter arising under this Agreement or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 7 above, then any such action, suit, or other legal proceeding shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located in New Jersey), and Employee hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

8.            Miscellaneous

(a)            This Agreement is the entire agreement between the parties with respect to the subject matter hereof. It shall not be modified except by subsequent written agreement or amendment signed on behalf of Employee and Company by their authorized representatives. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Valid waiver of any provision of this Agreement shall require a writing signed by an authorized officer of Company.

(b)            Because Employee’s services are personal and unique, and because Employee has had and will continue to have access to and has become and will continue to become acquainted with the Confidential Information of Company and because any breach by Employee of any of the terms and conditions of this Agreement would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for breach, or threatened breach, of this Agreement. Employee agrees that in any action in which Company seeks injunctive, specific performance or other equitable relief, Employee will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(c)            If any court or other decision-maker of competent jurisdiction determines that any of the covenants (or any parts thereof) contained in this Agreement are unenforceable because of the duration or geographical scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and in its reduced form, such provision shall then be enforceable and shall be enforced. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and the remaining provisions shall remain in full force and effect.

(d)            Employee agrees not to make any statements, whether written, oral or via other media, about Company or its officers, directors, shareholders, investors, employees or agents that are negative or disparaging or that could affect adversely the conduct of Company’s business or its reputation. Nothing herein shall preclude Employee from communicating or testifying truthfully to the extent expressly required or protected by law, or by the proper inquiry of a state or federal governmental agency, or by a subpoena to testify issued by a court of competent jurisdiction.

(e)            This Agreement is for the benefit of and is binding on the parties, their successors, and assigns. This Agreement shall be governed by the laws of the State of New Jersey (without reference to the conflicts of laws provisions thereof).

(f)            Employee agrees that nothing in this Agreement confers or shall confer (1) any right with respect to continuation of employment with Company beyond any term otherwise agreed to in writing, or (2) any interest in Company Property or Company’s Proprietary Rights. Employee further agrees that this Agreement does not set forth all of the terms and conditions of Employee’s employment with Company, and that as an employee of Company, Employee will abide by all of Company’s applicable policies and procedures.

(g)            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT WHICH MAY BE INTERPRETED TO THE CONTRARY, THE PARTIES EXPRESSLY INTEND THE EMPLOYMENT RELATIONSHIP BETWEEN THEM TO BE STRICTLY “AT-WILL” AND TERMINABLE BY EITHER PARTY AT ANY TIME, WITH OR WITHOUT NOTICE, FOR ANY REASON WHATSOEVER (UNLESS PROVIDED OTHERWISE IN A SEPARATE AGREEMENT WITH COMPANY). NO ORAL OR OTHER REPRESENTATION, REGARDLESS OF WHEN OR BY WHOM MADE, SHALL BE EFFECTIVE TO MODIFY THE TERMS OF THIS AGREEMENT SO AS TO CREATE ANY AGREEMENT OF EMPLOYMENT FOR ANY SPECIFIED PERIOD OF TIME. IN THE EVENT OF A TERMINATION OF THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES HERETO, THE PROVISIONS OF THIS AGREEMENT THAT PROVIDE FOR ACTION OR INACTION FOLLOWING THE TERMINATION OF EMPLOYMENT SHALL ALL SURVIVE SUCH EVENTS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:
Dominique Prunetti Miller
Human Resources Administrator

EMPLOYEE

By:
Name:
Title:

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